EXHIBIT 99(a)

McNair, McLemore, Middlebrooks & Co., LLP

CERTIFIED PUBLIC ACCOUNTANTS

A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION
RALPH S. McLEMORE, SR., C.P.A. (1963-1977)	389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)	POST OFFICE BOX ONE
MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.	(478) 746-6277
RAY C. PEARSON, C.P.A.	FAX (478) 741-8353
J. RANDOLPH NICHOLS, C.P.A.
WILLIAM H. EPPS, JR., C.P.A.	1117 MORNINGSIDE DRIVE
RAYMOND A. PIPPIN, JR., C.P.A.	POST OFFICE BOX 1287
JERRY A. WOLFE, C.P.A.	PERRY, GA 31069
W. E. BARFIELD, JR., C.P.A.	(478) 987-0947
HOWARD S. HOLLEMAN, C.P.A.	FAX (478) 987-0526
F. GAY McMICHAEL, C.P.A.
RICHARD A. WHITTEN, JR., C.P.A.
ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders

SNB Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of SNB Bancshares, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB Bancshares, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia

January 12, 2001

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31

ASSETS

	2000	1999

Cash and Balances Due from Depository Institutions	$ 23,137,091	$ 15,004,808

Federal Funds Sold	4,431,000	6,125,000

Investment Securities
Available for Sale, At Fair Value	49,514,622	42,176,414
Held to Maturity, At Cost (Fair Value of $2,025,636
and $2,931,505 in 2000 and 1999, Respectively)	1,983,217	2,910,905

	51,497,839	45,087,319

Loans Held for Sale	13,215,215	1,760,752

Loans	305,435,612	205,788,597
Allowance for Loan Losses	(3,002,536)	(2,327,180)
Unearned Interest and Fees	(172,228)	(119,765)

	302,260,848	203,341,652

Premises and Equipment	8,931,611	8,284,317

Other Real Estate (Net of Allowance of $0 and
$4,438 in 2000 and 1999, Respectively)	312,808	125,324

Other Assets	6,443,492	3,753,334

Total Assets	$410,229,904	$283,482,506

The accompanying notes are an integral part of these balance sheets.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31

LIABILITIES AND STOCKHOLDERS' EQUITY

	2000	1999

Deposits
Noninterest-Bearing	$ 65,480,695	$ 51,195,897
Interest-Bearing	246,096,150	186,221,749

	311,576,845	237,417,646

Borrowed Money
Federal Funds Purchased and Securities Sold
Under Agreement to Repurchase	8,598,229	9,191,146
Demand Notes to U.S. Treasury	931,645	435,011
Obligation Under Capital Lease	87,781	142,625
Other Borrowed Money	54,438,980	6,055,000

	64,056,635	15,823,782

Other Liabilities	3,525,761	2,768,727

Stockholders' Equity
Common Stock, Par Value $1 a Share; Authorized
10,000,000 Shares, Issued 3,372,969 and 3,340,624
Shares as of December 31, 2000 and 1999, Respectively	3,372,969	3,340,624
Paid-In Capital	12,967,398	12,611,603
Retained Earnings	14,534,798	11,978,751
Accumulated Other Comprehensive Income, Net of Tax (Benefit)	195,498	(458,627)

	31,070,663	27,472,351

Total Liabilities and Stockholders' Equity	$410,229,904	$283,482,506

The accompanying notes are an integral part of these balance sheets.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31

	2000	1999	1998
Interest Income
Loans, Including Fees	$24,048,004	$17,993,787	$16,089,487
Federal Funds Sold	370,917	218,325	447,899
Deposits with Other Banks	28,156	4,618	1,582
Investment Securities
U. S. Treasury	43,484	155,476	253,447
U. S. Government Agencies	1,953,173	1,533,628	1,336,426
State, County and Municipal	454,455	386,610	443,569
Other Investments	141,678	109,791	57,470

	27,039,867	20,402,235	18,629,880
Interest Expense
Deposits	10,957,421	8,020,491	7,586,472
Federal Funds Purchased	232,091	64,250	26,024
Demand Notes Issued to the U.S. Treasury	29,813	19,978	24,237
Other Borrowed Money	1,891,931	322,437	258,379

	13,111,256	8,427,156	7,895,112

Net Interest Income	13,928,611	11,975,079	10,734,768

Provision for Loan Losses	1,292,006	736,125	636,000

Net Interest Income After Provision for Loan Losses	12,636,605	11,238,954	10,098,768

Noninterest Income
Service Charges on Deposits	1,844,204	1,543,513	1,531,488
Other Service Charges, Commissions and Fees	3,379,355	1,355,510	977,986
Securities Gains (Losses)	5,816	(1,913)	7,821
Other	124,809	175,797	40,515

	5,354,184	3,072,907	2,557,810
Noninterest Expenses
Salaries and Employee Benefits	7,373,394	5,200,757	4,541,465
Occupancy and Equipment	1,825,037	1,475,009	1,192,710
Loss on Sale of Premises and Equipment	3,810	-	41,322
Office Supplies and Printing	285,448	178,211	184,575
Data Processing Conversion	-	-	222,415
Other	3,166,945	2,683,414	2,764,181

	12,654,634	9,537,391	8,946,668

Income Before Income Taxes	5,336,155	4,774,470	3,709,910

Income Taxes	1,856,908	1,529,296	1,382,943

Net Income	$ 3,479,247	$ 3,245,174	$ 2,326,967

Basic Earnings Per Share	$ 1.04	$ 0.97	$ 0.73

Diluted Earnings Per Share	$ 1.03	$ 0.96	$ 0.69

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31

	2000	1999	1998

Net Income	$3,479,247	$3,245,174	$2,326,967

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	657,964	(657,807)	133,102
Reclassification Adjustment	(3,839)	1,263	(5,162)

Unrealized Gains (Losses) on Securities	654,125	(656,544)	127,940

Comprehensive Income	$4,133,372	$2,588,630	$2,454,907

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance, December 31, 1997	2,970,274	$2,970,274	$11,747,539	$ 7,962,598	$ 69,977	$22,750,388

Exercise of Stock Warrants	370,350	370,350	864,064			1,234,414
Unrealized Gain on Securities Available for Sale, Net of Tax of $65,908					127,940	127,940
Cash Dividends				(704,126)		(704,126)
Net Income				2,326,967		2,326,967

Balance, December 31, 1998	3,340,624	3,340,624	12,611,603	9,585,439	197,917	25,735,583

Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $338,220					(656,544)	(656,544)
Cash Dividends				(851,862)		(851,862)
Net Income				3,245,174		3,245,174

Balance, December 31, 1999	3,340,624	3,340,624	12,611,603	11,978,751	(458,627)	27,472,351

Shares Issued in Connection with the Business Combination Accounted for as a Purchase	32,345	32,345	355,795			388,140
Unrealized Gain on Securities Available for Sale, Net of Tax of $336,973					654,125	654,125
Cash Dividends				(923,200)		(923,200)
Net Income				3,479,247		3,479,247

Balance, December 31, 2000	3,372,969	$3,372,969	$12,967,398	$14,534,798	$195,498	$31,070,663

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2000	1999	1998
Cash Flows from Operating Activities
Net Income	$ 3,479,247	$ 3,245,174	$ 2,326,967
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Depreciation	800,381	691,960	526,599
Amortization and Accretion	68,480	131,088	121,128
Provision for Loan Losses	1,292,006	736,125	636,000
Deferred Income Taxes	(155,369)	(79,736)	(12,007)
Securities (Gains) Losses	(5,816)	1,913	(7,821)
(Gain) Loss on Sale of Other Real Estate	(2,348)	68,546	50,036
Unrealized Loss on Other Real Estate	-	-	23,781
Loss on Sale of Premises and Equipment	3,810	-	41,322
Change In
Interest Receivable	(1,099,631)	(72,195)	(250,152)
Prepaid Expenses	(94,442)	20,751	(39,847)
Interest Payable	587,327	178,555	327,092
Accrued Expenses and Accounts Payable	91,840	(168,305)	389,876
Other	(456,123)	(156,428)	225,302

	4,509,362	4,597,448	4,358,276
Cash Flows from Investing Activities
Cash Used In Business Acquisition (Net)	(994,842)	-	-
Purchase of Investment Securities Available for Sale	(21,184,179)	(34,467,005)	(23,383,880)
Purchase of Investment Securities Held to Maturity	-	-	(177,585)
Proceeds from Disposition of Investment Securities
Available for Sale	14,898,860	26,405,792	23,925,496
Held to Maturity	935,095	1,245,000	1,751,984
Loans to Customers	(112,212,781)	(28,776,073)	(34,691,478)
Purchase of Software	(285,490)	(25,492)	(46,807)
Purchase of Premises and Equipment, Net of Premises and Equipment Received in Business Acquisition	(1,060,146)	(1,264,327)	(2,289,379)
Proceeds from Disposal of Premises and Equipment	1,572	-	10,000
Other Real Estate	361,980	556,026	672,769

	(119,539,931)	(36,326,079)	(34,228,880)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	59,874,401	19,146,392	19,596,441
Noninterest-Bearing Customer Deposits	14,284,798	492,832	9,345,817
Demand Note to the U.S. Treasury	496,634	141,817	(452,523)
Issuance of Common Stock	-	-	1,234,414
Dividends Paid	(923,200)	(851,862)	(704,126)
Federal Funds Purchased	(592,917)	6,380,571	2,467,154
Note to the Federal Home Loan Bank	130,215,419	3,000,000	3,000,000
Repayments on Notes to Federal Home Loan Bank	(81,831,439)	(55,000)	(1,205,000)
Obligation Under Capital Lease	(54,844)	(52,072)	(49,353)

	121,468,852	28,202,678	33,232,824

Net Increase (Decrease) in Cash and Cash Equivalents	6,438,283	(3,525,953)	3,362,220

Cash and Cash Equivalents, Beginning	21,129,808	24,655,761	21,293,541

Cash and Cash Equivalents, Ending	$ 27,568,091	$ 21,129,808	$ 24,655,761

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of SNB Bancshares, Inc. (the Company) and its wholly-owned subsidiaries, Security Bank of Bibb County (formerly Security National Bank) (which includes its wholly owned subsidiary, Fairfield Financial Services, Inc.) located in Macon, Georgia and Security Bank of Houston County (formerly Crossroads Bank of Georgia), located in Perry, Georgia (the Banks). All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. and Subsidiaries (SNB) conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

Security Bank of Houston County was acquired on August 8, 1998 in a business combination accounted for as pooling of interests. Accordingly, all years presented herein have been restated to reflect pooled financial position and operating results.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although the Banks have a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of SNB is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company's results of operations and financial condition. The operating results of SNB depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Banks have the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 2000 and 1999. Realized and unrealized gains and losses are determined using the specific identification method.

Loans Held for Sale

Mortgage loans held for sale are reported at the lower of cost or market value. The method used to determine this amount is the individual loan method.

Loans

Loans are generally reported at principal amount less unearned interest and fees. Interest income on loans is recognized using the effective interest method. Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method

Banking Premises	30	Straight-Line

Furniture and Equipment	5-25	Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. Statement of Financial Accounting Standards 130 requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

(1) Summary of Significant Accounting Policies (Continued)

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gain and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, which delays the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133, which addresses a limited number of issues causing implementation difficulties for certain entities that apply Statement 133. Management does not anticipate that the derivative statements will have a material effect, if any, on the financial position and results of operations of SNB.

During the second quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Accounting for Start-up Costs. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires start-up costs to be expensed as incurred. The adoption of the statement had no impact on SNB's financial position or results of operations.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2000	1999

Cash on Hand and Cash Items	$ 3,419,881	$ 6,156,638
Noninterest-Bearing Deposits with Other Banks	19,717,210	8,848,170

	$23,137,091	$15,004,808

As of December 31, 2000, the Banks had no required deposits with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2000 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale

U.S. Treasury	$ 1,004,914	$ 31,085		$ 1,035,999
U.S. Government Agencies
Mortgage Backed	11,497,629	77,795	$ (48,527)	11,526,897
Other	27,474,608	227,663	(38,945)	27,663,326
State, County and Municipal	5,990,240	97,033	(32,253)	6,055,020
Federal Home Loan Bank Stock	2,463,700			2,463,700
The Bankers Bank Stock	787,320		(17,640)	769,680

	$49,218,411	$433,576	$(137,365)	$49,514,622

Securities Held to Maturity

State, County and Municipal	$ 1,983,217	$ 42,419	$ -	$ 2,025,636

The amortized cost and fair value of investment securities as of December 31, 2000, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities

	Available for Sale		Held to Maturity

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in One Year or Less	$ 9,091,375	$ 9,085,115	$ 205,000	$ 205,105
Due After One Year Through Five Years	19,775,325	19,933,496	1,438,472	1,468,791
Due After Five Years Through Ten Years	4,453,884	4,582,859	339,745	351,740
Due After Ten Years	1,149,178	1,152,875

	34,469,762	34,754,345	1,983,217	2,025,636

Mortgage Backed Securities	11,497,629	11,526,897
The Bankers Bank Stock	787,320	769,680
Federal Home Loan Bank Stock	2,463,700	2,463,700

	$49,218,411	$49,514,622	$1,983,217	$2,025,636

(3) Investment Securities (Continued)

Investment securities as of December 31, 1999 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale

U.S. Treasury	$ 995,392	$ 2,813		$ 998,205
U.S. Government Agencies
Mortgage Backed	11,172,591	4,941	$(232,137)	10,945,395
Other	23,422,475		(449,778)	22,972,697
State, County and Municipal	5,738,325	26,171	(102,809)	5,661,687
Federal Home Loan Bank Stock	755,200			755,200
The Bankers Bank Stock	787,320	55,910		843,230

	$42,871,303	$89,835	$(784,724)	$42,176,414

Securities Held to Maturity

State, County and Municipal	$ 2,910,905	$26,532	$ (5,932)	$ 2,931,505

Proceeds from sales of investments in debt securities were $3,593,007 in 2000, $1,089,644 in 1999 and $2,512,659 in 1998. Gross realized gains totaled $22,143, $9,025 and $16,258 in 2000, 1999 and 1998, respectively. Gross realized losses totaled $16,327, $10,938 and $8,437 in 2000, 1999 and 1998, respectively.

Investment securities having a carrying value approximating $43,435,500 and $22,526,100 as of December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes.

(4) Loans

The composition of loans as of December 31 are:

	2000	1999
Loans Secured by Real Estate
Construction and Land Development	$ 62,327,753	$ 16,198,695
Secured by Farmland (Including Farm Residential and
Other Improvements)	1,827,435	2,209,400
Secured by 1-4 Family Residential Properties	66,256,822	38,141,819
Secured by Multifamily (5 or More) Residential Properties	657,193	1,338,450
Secured by Nonfarm Nonresidential Properties	107,731,004	86,129,968
Loans to Deposit Institutions	28,794	-
Commercial and Industrial Loans (U.S. Addressees)	42,304,628	41,105,615
Agricultural Loans	2,471,365	3,087,788
Loans to Individuals for Household, Family and Other
Personal Expenditures
Credit Cards and Related Plans	667,999	594,158
Other	21,162,619	16,982,704

	$305,435,612	$205,788,597

(4) Loans (Continued)

Loans by interest rate type are:
	2000	1999

Fixed Rate	$194,126,840	$166,318,916
Variable Rate	111,308,772	39,469,681

	$305,435,612	$205,788,597

Impaired loans included in total loans above as of December 31 are summarized as follows:

	2000	1999

Total Investment in Impaired Loans	$109,145	$ 92,457
Less Allowance for Impaired Loan Losses	(97,337)	(73,489)

Net Investment	$ 11,808	$ 18,968

Average Investment	$125,162	$188,264

Foregone interest on impaired and other nonperforming loans approximated $146,400 in 2000, $65,200 in 1999 and $73,800 in 1998.

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2000	1999	1998

Balance, Beginning	$ 2,327,180	$ 2,070,253	$ 1,860,987
Provision Charged to Operating Expenses	1,292,006	736,125	636,000
Loans Charged Off	(685,739)	(587,545)	(496,970)
Loan Recoveries	69,089	108,347	70,236

Balance, Ending	$3,002,536	$ 2,327,180	$ 2,070,253

The allowance for loan losses presented above includes an allowance for impaired loan losses. Transactions in the allowance for impaired loan losses were as follows:

	2000	1999	1998

Balance, Beginning	$73,489	$ 84,693	$ 294,556
Provision Charged to Operating Expenses	23,848	25,215	10,000
Loans Charged Off	-	(36,419)	(226,491)
Loan Recoveries	-	-	6,628

Balance, Ending	$97,337	$ 73,489	$ 84,693

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2000	1999

Land	$ 2,115,772	$ 2,115,772
Building	5,006,425	4,000,397
Leasehold Improvements	271,615	196,456
Furniture, Fixtures and Equipment	5,283,337	4,316,145
Construction in Progress	4,418	639,158

	12,681,567	11,267,928
Accumulated Depreciation	(3,749,956)	(2,983,611)

	$ 8,931,611	$ 8,284,317

Depreciation charged to operations totaled $800,381 in 2000, $691,690 in 1999 and $526,599 in 1998.

Certain bank facilities are leased under various operating leases. Rental expense was $245,275 in 2000, $134,376 in 1999 and $112,306 in 1998.

Future minimum rental commitments under noncancelable leases are:

Year	Amount

2001	$126,736
2002	16,123
2003	6,000
2004	4,000

$152,859

(7) Other Assets

Organization costs totaling $40,510 incurred in connection with formation of the parent company were being amortized to operations over a period of 60 months. Related amortization expense totaled $0 in 2000, $6,706 in 1999 and $8,103 in 1998. Accumulated amortization as of December 31, 2000 is $40,510. Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, as promulgated by the American Institute of Certified Public Accountants, requires previously capitalized organization costs to be expensed in 1999. Since final amortization occurred in 1999 under regularly scheduled terms, SOP 98-5 has no effect on SNB Bancshares, Inc. and Subsidiaries.

(8) Income Taxes

Generally accepted accounting principles require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

	2000	1999	1998

Current Federal Expense	$1,798,383	$1,513,599	$1,294,056
Deferred Federal Expense	(155,369)	(79,736)	(12,007)

	1,643,014	1,433,863	1,282,049
Current State Tax Expense	213,894	95,433	100,894

	$1,856,908	$1,529,296	$1,382,943

Federal income tax expense of $1,643,014 in 2000, $1,433,863 in 1999 and $1,282,049 in 1998 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

	2000	1999	1998

Statutory Federal Income Taxes	$1,814,293	$1,623,320	$1,261,369
Tax-Exempt Interest	(140,585)	(115,534)	(133,487)
Interest Expense Disallowance	21,980	15,995	19,748
Premiums on Officers' Life Insurance	(3,045)	(2,673)	(3,551)
Meal and Entertainment Disallowance	8,387	7,785	8,744
Merger Related Expenses	-	-	62,638
Other	(58,016)	(95,030)	66,588

Actual Federal Income Taxes	$1,643,014	$1,433,863	$1,282,049

(8) Income Taxes (Continued)

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

	2000	1999
Deferred Tax Assets
Allowance for Loan Losses	$ 847,156	$ 662,383
Georgia Occupation and License Tax Credits	53,581	53,581
Other Real Estate Owned	-	1,509
Deferred Compensation	40,795	35,099
Other	11,208	1,169
Valuation Allowance for Deferred Tax Assets	(23,286)	(23,286)

	929,454	730,455
Deferred Tax Liabilities
Premises and Equipment	(238,861)	(207,515)
Securities Accretion	(43,614)	(34,941)
Other	(11,086)	(7,475)

	(293,561)	(249,931)

	635,893	480,524
Deferred Tax Benefit (Liability) on Unrealized Securities Gains	(100,711)	236,262

Net Deferred Tax Asset	$ 535,182	$ 716,786

(9) Deposits

Components of interest-bearing deposits as of December 31 are as follows:

	2000	1999

Interest-Bearing Demand	$ 60,088,849	$ 53,096,289
Savings	6,535,754	6,236,617
Time, $100,000 and Over	37,039,181	31,900,412
Other Time	142,432,366	94,988,431

	$246,096,150	$186,221,749

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $34,835,000 and $24,775,000 on December 31, 2000 and 1999, respectively.

(9) Deposits (Continued)

As of December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2001	$166,882,835
2002	8,125,733
2003	2,287,629
2004	843,355
2005 and Thereafter	1,331,995

$179,471,547

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:

	2000	1999

Average Balance During the Year	$3,540,669	$3,109,512
Average Interest Rate During the Year	5.94%	4.73%
Maximum Month-End Balance During the Year	4,520,174	4,943,025

Mortgage backed securities underlying the agreements as of December 31 are:

	2000	1999

Carrying Value	$4,414,247	$4,638,654
Estimated Fair Value	4,390,506	4,534,975

(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

	2000	1999
Advances from the Federal Home Loan Bank (FHLB) have maturities in varying amounts through June 18, 2003 and interest rates ranging from 6.12 percent to 7.10 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans and investment securities are pledged as collateral for the FHLB advances outstanding.	$54,438,980	$6,055,000

(11) Other Borrowed Money (Continued)

Maturities of borrowed money for each of the next five years and thereafter are as follows:

Year	Amount

2001	$46,438,980
2002	5,000,000
2003	3,000,000

$54,438,980

(12) Obligation Under Capital Lease

The Banks lease equipment with a lease term through January 30, 2002. The obligation under the capital lease has been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 5.25 percent. Capitalized cost of $267,917 less accumulated depreciation is included in premises and equipment on the consolidated balance sheets.

Future minimum lease payments under this capital lease and the net present value of these payments as of December 31, 2000 are as follows:

2001	$61,620
2002	30,810

Total Future Minimum Lease Payments	92,430
Amount Representing Interest	(4,649)

Present Value of Future Minimum Lease Payments	$87,781

(13) 401(k) Savings and Profit Sharing Plan

The Banks sponsor a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $219,194 in 2000, $203,796 in 1999 and $204,906 in 1998.

(14) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Banks had commitments under standby letters of credit to U.S. addressees approximating $663,000 as of December 31, 2000 and $1,204,000 as of December 31, 1999. Unfulfilled loan commitments as of December 31, 2000 and 1999 approximated $45,402,000 and $33,266,000, respectively. No losses are anticipated as a result of commitments and contingencies.

(15) Noncompensatory Stock Option Plan

During 1996, the board of directors of SNB Bancshares, Inc. adopted the 1996 incentive stock option plan which granted key officers the right to purchase 62,500 shares of common stock at the price of $9.00, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

In 1999, the board of directors of SNB Bancshares, Inc. adopted another incentive stock option plan which authorizes 125,000 shares to be granted to certain officers and key employees. Those officers and key employees are granted the right to purchase shares of common stock at a price representing the market value of the stock at the date of the option grant. In May 1999, 73,500 options were granted at the price of $18.50 per share and an additional 10,000 options were granted at $17.94 per share in September 1999. An additional 25,500 options were granted at $13.00 per share in August 2000 under this same plan. The terms of the 1999 incentive stock option plan are essentially the same as the 1996 incentive stock option plan.

A summary of warrant and option transactions follows:

Shares Under
Incentive Stock
Options

Granted	171,500
Canceled	-
Exercised	-

Outstanding, December 31, 2000	171,500

Eligible to be Exercised, December 31, 2000	66,700

(16) Interest Income and Expense

Interest income of $428,390, $349,702 and $420,957 from state, county and municipal bonds was exempt from regular income taxes in 2000, 1999 and 1998, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $2,102,875, $1,490,938 and $1,446,331 for the years ended December 31, 2000, 1999 and 1998, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2000	1999	1998

Interest Expense	$12,523,929	$8,248,602	$7,568,020

Income Taxes	$ 2,026,000	$1,599,500	$ 995,700

Noncash investing activities for the years ended December 31 are as follows:

Acquisitions of Real Estate Through
Foreclosure	$ 547,116	$ 28,935	$ 589,905

Acquisition, Net of Cash Acquired

Common Stock Issued	$ 388,140	$ -	$ -
Cash Paid, Less Cash Acquired	994,842	-	-

Fair Value of Assets Acquired, Including Goodwill	$ 1,382,982	$ -	$ -

(18) Earnings Per Share

Statement of Financial Accounting Standards No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common shareholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution that would occur if warrants and options were exercised and converted into common stock. The following presents earnings per share for the years ended December 31, 2000, 1999 and 1998 under the requirements of Statement 128:

December 31, 2000	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income Available to Common Stockholders	$3,479,247	3,354,145	$1.04

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		14,632

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$3,479,247	3,368,777	$1.03

(18) Earnings Per Share (Continued)

December 31, 1999	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income Available to Common Stockholders	$3,245,174	3,340,624	$0.97

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		50,167

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$3,245,174	3,390,791	$0.96

December 31, 1998

Basic EPS
Income Available to Common Stockholders	$2,326,967	3,185,014	$0.73

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		167,480

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$2,326,967	3,352,494	$0.69

All share and per share data have been restated to reflect a 25 percent stock split occurring on September 25, 1998. The stock split was effected in the form of a dividend.

In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. SNB Bancshares, Inc. continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expenses were determined on the basis of Statement 123, net income and earnings per share would have been reduced as follows:

(18) Earnings Per Share (Continued)

	2000	1999
Net Income
As Reported	$3,479,247	$3,245,174

Proforma	$3,322,349	$3,100,159

Basic Earnings Per Share
As Reported	$ 1.04	$ 0.97

Proforma	$ 0.99	$ 0.93

Diluted Earnings Per Share
As Reported	$ 1.03	$ 0.96

Proforma	$ 0.99	$ 0.91

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996, May 1999, September 2000 and August 2000.

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

Under Incentive Stock Option Plans Established In	1999		1996

Year Granted	2000	1999	1996

Expected Annual Dividends (As Percent of Stock Price)	2.12%	1.63%	2.11%
Discount Rate-Bond Equivalent Yield	5.44%	6.48%	6.34%
Expected Life	5 Years	5 Years	5 Years
Expected Cumulative Volatility	29.38%	70.95%	86.58%

(19) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $7,362,327 as of December 31, 2000 and $8,670,807 as of December 31, 1999. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

	2000	1999

Balance, Beginning	$ 8,670,807	$ 5,958,016
New Loans	7,357,141	7,161,275
Repayments	(8,665,621)	(4,102,540)
Changes in Directors	-	(345,944)

Balance, Ending	$ 7,362,327	$ 8,670,807

(20) Financial Information of SNB Bancshares, Inc. (Parent Only)

SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security Bank of Bibb County in September 1994. The parent company's balance sheets as of December 31, 2000 and 1999 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:

SNB BANCSHARES, INC. (PARENT ONLY) BALANCE SHEETS DECEMBER 31

ASSETS
	2000	1999

Cash	$ 392,902	$ 4,086,909
Investment Securities	769,680	843,230
Investment in Subsidiaries, at Equity	31,956,010	22,583,660
Prepaids	1,256	11,088
Other	5,998	-

Total Assets	$33,125,846	$27,524,887

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Federal Income Tax Payable	$ 30,215	$ 78
State Income Tax Payable	7,017	14,199
Other	17,951	38,259

	55,183	52,536

Other Borrowed Money	2,000,000	-

Stockholders' Equity
Common Stock, Par Value $1 a Share; Authorized
10,000,000 Shares, Issued and Outstanding 3,372,969 and
3,340,624 Shares as of December 31, 2000 and 1999, Respectively	3,372,969	3,340,624
Paid-In Capital	12,967,398	12,611,603
Retained Earnings	14,534,798	11,978,751
Accumulated Other Comprehensive Income, Net of Tax	195,498	(458,627)

Total Stockholders' Equity	31,070,663	27,472,351

Total Liabilities and Stockholders' Equity	$33,125,846	$27,524,887

(20) Financial Information of SNB Bancshares, Inc. (Parent Only) (Continued)

SNB BANCSHARES, INC. (PARENT ONLY) STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31

	2000	1999	1998

Income
Dividends from Subsidiaries	$ -	$ 417,579	$ 655,730
Interest	29,780	107,699	201,219

	29,780	525,278	856,949

Expense
Amortization of Organization Costs	-	6,076	8,102
Merger	-	-	184,228
Other	281,476	193,653	204,337

	281,476	199,729	396,667

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	(251,696)	325,549	460,282

Income Tax Benefit	61,261	31,241	4,186

Income (Loss) Before Equity in Undistributed
Earnings of Subsidiaries	(190,435)	356,790	464,468

Equity in Undistributed Earnings of Subsidiaries	3,669,682	2,888,384	1,862,499

Net Income	3,479,247	3,245,174	2,326,967

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	657,964	(657,807)	133,102
Reclassification Adjustment	(3,839)	1,263	(5,162)

Unrealized Gains (Losses) on Securities	654,125	(656,544)	127,940

Comprehensive Income	$4,133,372	$2,588,630	$2,454,907

(20) Financial Information of SNB Bancshares, Inc. (Parent Only) (Continued)

SNB BANCSHARES, INC. (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2000	1999	1998

Cash Flows from Operating Activities
Net Income	$ 3,479,247	$ 3,245,174	$ 2,326,967
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Amortization	-	6,076	8,103
Equity in Undistributed Earnings of Subsidiaries	(3,669,682)	(2,888,384)	(1,862,499)
Increase (Decrease) in Other	31,488	16,402	(95,969)

	(158,947)	379,268	376,602

Cash Flows from Investing Activities
Investment in Loans	-	1,014,000	1,136,000
Capital Infusion in Subsidiaries	(5,000,000)	(300,000)	-
Purchase of Investment Securities Available for Sale	-	(787,320)	-

	(5,000,000)	(73,320)	1,136,000

Cash Flows from Financing Activities
Dividends Paid	(923,200)	(851,862)	(704,126)
Issuance of Common Stock	388,140	-	1,234,414
Note Payable	2,000,000	-	-

	1,464,940	(851,862)	530,288

Net Increase (Decrease) in Cash	(3,694,007)	(545,914)	2,042,890

Cash, Beginning	4,086,909	4,632,823	2,589,933

Cash, Ending	$ 392,902	$ 4,086,909	$ 4,632,823

(21) Stock Split Effected as Dividend

On September 25, 1998, the board of directors approved a 25 percent stock split to be effected in the form of a dividend. All share and per share data including stock options and warrants have been adjusted to reflect the additional shares outstanding resulting from the stock split.

(22) Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Standby Letters of Credit - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

	2000		1999
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$ 27,568	$ 27,568	$ 21,130	$ 21,130
Investment Securities Available for Sale	49,515	49,515	42,176	42,176
Investment Securities Held to Maturity	1,983	2,026	2,911	2,932
Loans	305,436	297,439	205,788	204,089
Loans Held for Sale	13,215	13,215	1,761	1,761

Liabilities
Deposits	311,577	311,564	237,417	237,798
Borrowed Money	63,969	63,969	15,681	15,681
Capital Lease Obligation	88	88	143	143

Unrecognized Financial Instruments
Standby Letters of Credit	-	663	-	1,204
Unfulfilled Loan Commitments	-	45,402	-	33,266

(22) Fair Value of Financial Instruments (Continued)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23) Regulatory Capital Matters

The amount of dividends payable to the parent company from the Subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2000, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

(23) Regulatory Capital Matters (Continued)
					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2000

Total Capital
to Risk-Weighted Assets	$32,930,734	9.75%	$27,020,089	8.00%	$33,775,112	10.00%
Tier I Capital
to Risk-Weighted Assets	29,928,197	8.86	13,511,601	4.00	20,267,402	6.00
Tier I Capital
to Average Assets	29,928,197	9.39	12,748,966	4.00	15,936,207	5.00

As of December 31, 1999

Total Capital
to Risk-Weighted Assets	30,258,159	13.32	18,172,234	8.00	22,715,293	10.00
Tier I Capital
to Risk-Weighted Assets	27,930,978	12.30	9,086,117	4.00	13,629,176	6.00
Tier I Capital
to Average Assets	27,930,978	10.84	10,303,846	4.00	12,879,807	5.00

(24) Business Combinations

On August 8, 1998, the Company acquired Crossroads Bancshares, Inc. and its wholly-owned subsidiary, Crossroads Bank of Georgia, Inc. (currently Security Bank of Houston County), in a business combination accounted for as a pooling of interests. Crossroads Bank of Georgia, Inc. became a wholly-owned subsidiary of the Company through the exchange of 846,743 shares of the Company's common stock for all of the outstanding stock of Crossroads Bancshares, Inc. The accompanying financial statements for 1998 are based on the assumption that the companies were combined for the full year.

Summarized results of operations of the separate companies for the period from January 1, 1998 through August 8, 1998, the date of acquisition, are as follows:

	SNB Banchsares, Inc. and Subsidiary	Crossroads Bank of Georgia, Inc.

Net Interest Income	$4,280,652	$1,885,450

Provision for Loan Losses	$ 236,000	$ 105,000

Noninterest Income	$1,049,947	$ 469,137

Noninterest Expense	$3,502,390	$1,356,783

Net Income	$1,085,915	$ 594,519

The summarized assets and liabilities of the separate companies on August 8, 1999, the date of acquisition, were as follows:

(24) Business Combinations (Continued)

	SNB Bancshares, Inc. and Subsidiary	Crossroads Bank of Georgia, Inc.

Cash and Cash Equivalents	$ 10,413,116	$ 6,359,558
Investment Securities	27,426,745	9,081,814
Loans, Net	112,355,011	48,061,005
Premises and Equipment	4,617,464	2,064,092
Other Assets	2,075,766	1,599,447

	156,888,102	67,165,916
Deposits	(128,562,713)	(60,047,078)
Other Liabilities	(9,884,527)	(662,484)

Net Assets	$ 18,440,862	$ 6,456,354

No significant intercompany transactions occurred between the Company and Crossroads Bank of Georgia, Inc. prior to the pooling of interests that would affect prior operations. There was no change in accounting policies or reporting periods as a result of the pooling of interests.

On July 31, 2000, Security Bank of Bibb County purchased the assets of Group Financial Southeast (dba Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of Security Bank of Bibb County incorporated as Fairfield Financial Services, Inc. Fairfield Financial is primarily engaged in residential real estate mortgage lending in the state of Georgia. The results of operations of Fairfield Financial since the date of acquisition are included in the accompanying financial statements. The initial purchase price approximated $1.4 million, which consists of approximately $1.0 million in cash and 32,345 shares of SNB Bancshares stock valued at $388,140 at closing. The initial cost of the acquisition exceeded the fair value of the assets of Fairfield Financial by $988,000. The excess is recorded as goodwill and is being amortized on the straight-line method over 10 years.

The Asset Purchase Agreement provides for additional contingent payments of purchase price for years ending 2001-2005 based on the earnings of Fairfield Financial Services, Inc. The additional payments, if any, are to be payable in cash and stock. Cash payments for 2001 will equate to 60 percent of Fairfield Financial Services, Inc.'s earnings for the year. Stock payments for 2001 will be based on 40 percent of 2001 earnings utilizing a specific formula for determining number of shares. The number of shares issued during any year cannot exceed 75,000. The maximum number of shares under the agreement cannot exceed 300,000 for years 2001-2005. All additional payments of cash and stock will be charged to goodwill and amortized over the remaining years of the original 10-year amortization period. If Fairfield Financial sustains losses, no additional purchase price payments are due.

(25) Deferred Compensation Plan

A deferred compensation plan is maintained under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2000, 1999 and 1998, the liability under this plan totaled $119,985, $105,087 and $91,304, respectively.

(26) Reclassifications

Certain reclassifications have been made in the 1999 financial statements to conform to the 2000 presentation.